Exhibit 99.1

WEX Inc. Reports Fourth Quarter and Full Year 2021 Financial Results

PORTLAND, Maine--(BUSINESS WIRE)--February 10, 2022--WEX Inc. (NYSE: WEX), a leading financial technology service provider, today reported financial results for the three months and year ended December 31, 2021.

Fourth Quarter and Full Year 2021 Financial Results

Total revenue for the fourth quarter of 2021 increased 25% to $497.5 million from $399.0 million for the fourth quarter of 2020. The $98.5 million increase in revenue in the quarter includes a $47.4 million positive impact from higher average fuel prices and foreign exchange rates.

On a GAAP basis, net loss attributable to shareholders for the fourth quarter of 2021 was $11.8 million, or $0.26 per diluted share, compared to a net loss attributable to shareholders of $234.2 million, or $5.30 per diluted share, for the same period a year ago. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $116.8 million for the fourth quarter of 2021, or $2.58 per diluted share, up 78% from $64.8 million, or $1.45 per diluted share, for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

For the full year 2021, revenue increased 19% to $1.85 billion from $1.56 billion in 2020. Net income attributable to shareholders on a GAAP basis was breakeven per diluted share in 2021 compared to a net loss attributable to shareholders of $5.56 per diluted share in 2020. On a non-GAAP basis, adjusted net income per diluted share increased 51% to $9.14 from $6.06 in 2020.

“Overall, 2021 was one of the best years in our history, with record revenue and near record adjusted net income per share. We continued to win new customers and expand our relationships with existing partners across the WEX ecosystem, a testament to our compelling suite of solutions, which are underpinned by global scale and reliability, customer-focused innovation, and specialized focus with rich data,” said Melissa Smith, WEX’s Chair and Chief Executive Officer.

“We entered 2022 with significant momentum, underscored by strong sales and a robust open enrollment season in our health business that exceeded our expectations. At our Investor Day in March, I look forward to introducing two new members of the team, Karen Stroup, our Chief Digital Officer and Carlos Carriedo, our Chief Operating Officer, International and sharing more about our strategic progress and how we intend to unlock the benefits of fully integrated customer relationships across our entire product portfolio.”

Fourth Quarter 2021 Performance Metrics

  Total purchase volume across all segments increased 79% year over year to $25 billion.
  Payment processing transactions increased 12% to 132.9 million.
  Total fuel transactions processed increased 9% from the fourth quarter of 2020 to 161.7 million.
  Average number of vehicles serviced was 16.9 million, an increase of 7% from the fourth quarter of 2020.
  Average U.S. retail fuel price increased to $3.42 per gallon from $2.26 per gallon in the fourth quarter of 2020.
  Health and Employee Benefit Solutions' average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 12% to 16.2 million from 14.5 million for the fourth quarter of 2020.
  Travel and Corporate Solutions' purchase volume grew 120% to $10.9 billion from $5.0 billion for the fourth quarter of 2020.

“Both fourth quarter and full year 2021 results exceeded our expectations. Full year revenue was a record high, exceeding 2019 pre-pandemic levels by more than $125 million, driven by growth in each of our segments. We ended 2021 with a great deal of momentum which demonstrates the strength of our organic business,” said Jen Kimball, WEX’s Chief Accounting Officer and Interim Chief Financial Officer. “Looking ahead to 2022, we have high expectations as we continue to drive new customer wins and deepen our existing relationships.”

Financial Guidance

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and the indeterminate amount of certain elements that are included in reported GAAP earnings.

  For the first quarter of 2022, the Company expects revenue in the range of $495 million to $505 million and adjusted net income in the range of $117 million to $122 million, or $2.55 to $2.65 per diluted share.
  For the full year 2022, the Company expects revenue in the range of $2.05 billion to $2.09 billion and adjusted net income in the range of $517 million to $536 million, or $11.20 to $11.60 per diluted share.

As previously disclosed in our 3Q 2021 earnings release, a contract change for one customer beginning in the fourth quarter of 2021 moved revenue presentation from gross to net with no impact to operating income. In the first three quarters of 2021, revenue would have been approximately $52 million lower. The full year impact of this accounting change is reflected in the 2022 guidance above. First quarter and full year 2022 guidance is based on an assumed average U.S. retail fuel prices of $3.52 and $3.55 per gallon, respectively. The fuel prices referenced above are based on the applicable NYMEX futures price from the week of January 31, 2022. Our guidance assumes approximately 48 million fully diluted shares outstanding for the full year.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, changes in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, legal settlement, stock-based compensation, other costs, gains and losses on divestitures, impairment charges, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including, but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments, acquisition and divestiture related items and adjustments to the redemption value of a non-controlling interest, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this earnings release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this earnings release in Exhibit 1, reconciliations of non-GAAP measures referenced in this earnings release; in Exhibit 2, tables illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three and twelve months ended December 31, 2021 and 2020; and in Exhibit 3, a table of selected non-financial metrics for the quarter ended December 31, 2021 and the four preceding quarters. The Company is also providing segment revenue for the three and twelve months ended December 31, 2021 and 2020 in Exhibit 4 and information regarding segment adjusted operating income margin and adjusted operating income margin in Exhibit 5.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 10, 2022, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed, along with the accompanying slides, at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing +1-888-510-2008 or +1-646-960-0306. The Conference ID number is 2237921. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

WEX (NYSE: WEX) is a leading financial technology service provider. We provide payment solutions to businesses of all sizes across a wide spectrum of sectors, including fleet, corporate payments, travel and health. WEX has offices in 14 countries and employs approximately 5,600 people around the world. Learn more at LinkedIn, Facebook, Instagram, Twitter, and our corporate blog. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: assumptions underlying the Company's future financial performance, future operations; future growth opportunities and expectations; expectations for future revenue performance, future impacts from areas of investment, expectations for the macro environment; and, expectations for volumes. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the extent to which the coronavirus (COVID-19) pandemic and measures taken in response thereto impact the Company’s employees, business, results of operations and financial condition in excess of current expectations, particularly with respect to demand for worldwide travel; the impact of fluctuations in fuel prices and fuel spreads in the Company’s international markets, including the resulting impact on the Company’s revenues and net income; the failure to maintain or renew key customer and partner agreements and relationships, or to maintain volumes under such agreements; breaches of, or other issues with, the Company’s technology systems or those of its third-party service providers and any resulting negative impact on its reputation, liabilities or relationships with customers or merchants; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the failure to comply with the applicable requirements of MasterCard or Visa contracts and rules; the effects of general economic conditions, including a decline in demand for fuel, travel related, services, or healthcare services, and payment and transaction processing activity; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; changes in interest rates and the rate of inflation; the ability to attract and retain employees; limitations on or compression of interchange fees; the impact and size of credit losses; the success of the Company’s recently announced Executive Leadership Team and strategic reorganization; the effects of the Company’s business expansion and acquisition efforts; the failure of corporate investments to result in anticipated strategic value; the failure to comply with the Treasury Regulations applicable to non-bank custodians; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to complete or successfully integrate the Company’s acquisitions or to realize anticipated synergies and cost savings from such acquisitions; unexpected costs, charges, or expenses resulting from an acquired company or business; the impact of changes to the Company’s credit standards; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; the impact of the future transition from LIBOR as a global benchmark to a replacement rate; the impact of the Company’s debt instruments on the Company’s operations; the impact of leverage on the Company’s operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the impact of sales or dispositions of significant amounts of the Company’s outstanding common stock into the public market, or the perception that such sales or dispositions could occur; the possible dilution to the Company’s stockholders caused by the issuance of additional shares of common stock or equity-linked securities, whether as result of the Company’s convertible notes or otherwise; the incurrence of impairment charges if the Company’s assessment of the fair value of certain of its reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our annual report for the year ended December 31, 2020, filed on Form 10-K with the Securities and Exchange Commission on March 1, 2021 and Item 1A of our quarterly reports for the quarters ended June 30, 2021 and September 30, 2021, filed on Forms 10-Q with the Securities and Exchange Commission on August 4, 2021 and November 9, 2021, respectively. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (unaudited)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenues
Payment processing revenue	$231,049	$176,316	$858,990	$698,891
Account servicing revenue	137,514	113,720	526,858	449,456
Finance fee revenue	75,902	53,578	255,323	198,523
Other revenue	53,073	55,376	209,371	212,999
Total revenues	497,538	398,990	1,850,542	1,559,869
Cost of services
Processing costs	135,693	111,889	482,870	419,041
Service fees	13,653	12,954	52,804	47,289
Provision for credit losses	12,966	11,592	45,114	78,443
Operating interest	2,138	3,659	9,157	23,810
Depreciation and amortization	28,293	28,477	112,164	104,592
Total cost of services	192,743	168,571	702,109	673,175
General and administrative	81,418	94,677	326,878	292,109
Sales and marketing	72,901	78,566	319,078	266,684
Depreciation and amortization	42,117	38,427	160,477	157,334
Legal settlement	—	162,500	—	162,500
Impairment charges	—	53,378	—	53,378
Loss on sale of subsidiary	—	—	—	46,362
Operating income (loss)	108,359	(197,129)	342,000	(91,673)
Financing interest expense	(30,172)	(55,267)	(128,422)	(157,080)
Net foreign currency (loss) gain	(964)	6,190	(12,339)	(25,783)
Change in fair value of contingent consideration	4,800	—	(40,100)	—
Other income	—	491	3,617	491
Net unrealized gains (losses) on financial instruments	19,720	5,079	39,190	(27,036)
Income (loss) before income taxes	101,743	(240,636)	203,946	(301,081)
Income tax provision (benefit)	50,883	(16,745)	67,807	(20,597)
Net income (loss)	50,860	(223,891)	136,139	(280,484)
Less: Net (loss) income from non-controlling interests	(253)	184	846	3,466
Net income (loss) attributable to WEX Inc.	51,113	(224,075)	135,293	(283,950)
Change in value of redeemable non-controlling interest	(62,873)	(10,125)	(135,156)	40,312
Net (loss) income attributable to shareholders	$(11,760)	$(234,200)	$137	$(243,638)

Net (loss) income attributable to shareholders per share:
Basic	$(0.26)	$(5.30)	$—	$(5.56)
Diluted	$(0.26)	$(5.30)	$—	$(5.56)
Weighted average common shares outstanding:
Basic	44,880	44,210	44,718	43,842
Diluted	44,880	44,210	45,312	43,842

WEX INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands) (unaudited)

	December 31,
	2021	2020
Assets
Cash and cash equivalents	$588,923	$852,033
Restricted cash	667,915	477,620
Accounts receivable	2,891,242	1,993,329
Investment securities	948,677	—
Securitized accounts receivable, restricted	125,186	93,236
Prepaid expenses and other current assets	77,569	86,629
Total current assets	5,299,512	3,502,847
Property, equipment and capitalized software	179,531	188,340
Goodwill and other intangible assets	4,551,353	4,240,150
Investment securities	39,650	37,273
Deferred income taxes, net	5,635	17,524
Other assets	231,147	197,227
Total assets	$10,306,828	$8,183,361
Liabilities and Stockholders’ Equity
Accounts payable	$1,021,911	$778,207
Accrued expenses	476,971	362,472
Restricted cash payable	668,014	477,620
Short-term deposits	2,026,420	911,395
Short-term debt, net	155,769	152,730
Other current liabilities	50,614	58,429
Total current liabilities	4,399,699	2,740,853
Long-term debt, net	2,695,365	2,874,113
Long-term deposits	652,214	148,591
Deferred income taxes, net	192,965	220,122
Other liabilities	273,706	164,546
Total liabilities	8,213,949	6,148,225

Redeemable non-controlling interest	254,106	117,219
Stockholders’ Equity
Total WEX Inc. stockholders' equity	1,838,773	1,904,895
Non-controlling interest	—	13,022
Total stockholders’ equity	1,838,773	1,917,917
Total liabilities and stockholders’ equity	$10,306,828	$8,183,361

Exhibit 1
Reconciliation of Non - GAAP Measures
Reconciliation of GAAP Net (Loss) Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders
(in thousands, except per share data) (unaudited)

	Three Months Ended December 31,
	2021		2020
		per diluted share		per diluted share
Net (loss) income attributable to shareholders	$(11,760)	$(0.26)	$(234,200)	$(5.30)
Unrealized gains on financial instruments	(19,720)	(0.44)	(5,079)	(0.11)
Net foreign currency loss (gain)	964	0.02	(6,190)	(0.14)
Acquisition-related intangible amortization	46,981	1.05	43,297	0.98
Other acquisition and divestiture related items	8,035	0.18	21,782	0.49
Legal settlement	—	—	162,500	3.68
Stock-based compensation	13,779	0.31	20,782	0.47
Other costs	7,518	0.17	5,084	0.12
Impairment charge	—	—	53,378	1.21
Debt restructuring and debt issuance cost amortization	2,336	0.05	30,074	0.68
Change in fair value of contingent consideration	(4,800)	(0.11)	—	—
ANI adjustments attributable to non-controlling interest	62,176	1.39	9,191	0.21
Tax related items	11,264	0.25	(35,788)	(0.81)
Dilutive impact of stock awards[1]	—	(0.03)	—	(0.03)
Adjusted net income attributable to shareholders	$116,773	$2.58	$64,831	$1.45

	Year Ended December 31,
	2021		2020
		per diluted share		per diluted share
Net income (loss) attributable to shareholders	$137	$—	$(243,638)	$(5.56)
Unrealized (gains) losses on financial instruments	(39,190)	(0.86)	27,036	0.62
Net foreign currency loss	12,339	0.27	25,783	0.59
Acquisition-related intangible amortization	181,694	4.01	171,144	3.90
Other acquisition and divestiture related items	36,916	0.81	57,787	1.32
Legal settlement	—	—	162,500	3.71
Stock-based compensation	76,550	1.70	65,841	1.50
Other costs	23,171	0.52	13,064	0.30
Loss on sale of subsidiary	—	—	46,362	1.06
Impairment charge	—	—	53,378	1.22
Debt restructuring and debt issuance cost amortization	21,768	0.48	40,063	0.91
Change in fair value of contingent consideration	40,100	0.88	—	—
ANI adjustments attributable to non-controlling interests	132,030	2.91	(42,910)	(0.98)
Tax related items	(71,458)	(1.58)	(108,086)	(2.47)
Dilutive impact of stock awards[1]	—	—	—	(0.06)
Adjusted net income attributable to shareholders	$414,057	$9.14	$268,324	$6.06

1 As the Company reported net losses for the fourth quarters of 2021 and 2020 and year ended December 31, 2020, the diluted weighted average shares outstanding equal the basic weighted average shares outstanding for those periods under U.S. Generally Accepted Accounting Principles ("GAAP"). The non-GAAP adjustments described above resulted in adjusted net income attributable to shareholders (versus a loss on a GAAP basis) for the fourth quarters of 2021 and 2020 and the year ended December 31, 2020. Therefore, dilutive common stock equivalents have been included in the calculation of adjusted diluted weighted average shares outstanding to arrive at adjusted per share data.

Reconciliation of GAAP Operating Income to Total Segment Adjusted Operating Income and Adjusted Operating Income (in thousands) (unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Operating income	$108,359	$(197,129)	$342,000	$(91,673)
Unallocated corporate expenses	23,858	17,625	78,218	62,938
Acquisition-related intangible amortization	46,981	43,297	181,694	171,144
Other acquisition and divestiture related items	8,035	26,680	40,533	57,787
Legal settlement	—	162,500	—	162,500
Loss on sale of subsidiary	—	—	—	46,362
Stock-based compensation	13,779	20,782	76,550	65,841
Other costs	7,518	5,575	23,171	13,555
Debt restructuring costs	129	10	6,185	535
Impairment charge	—	53,378	—	53,378
Total segment adjusted operating income	$208,659	$132,718	$748,351	$542,367
Unallocated corporate expenses	(23,858)	(17,625)	(78,218)	(62,938)
Adjusted operating income	$184,801	$115,093	$670,133	$479,429

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency gains and losses, change in fair value of contingent consideration, acquisition-related intangible amortization, other acquisition and divestiture related items, legal settlement, stock-based compensation, other costs, loss on sale of subsidiary, impairment charges, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items.

The Company's non-GAAP adjusted operating income excludes acquisition-related intangible amortization, other acquisition and divestiture related items, legal settlement, loss on sale of subsidiary, stock-based compensation, other costs, debt restructuring costs and impairment charges. Total segment adjusted operating income incorporates these same adjustments and further excludes unallocated corporate expenses.

Although adjusted net income, adjusted operating income and total segment adjusted operating income are not calculated in accordance with GAAP, these non-GAAP measures are integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers these measures integral because they exclude the above specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company’s underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate;
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, accounts receivable and accounts payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations;
  The change in fair value of contingent consideration, which is related to the acquisition of certain contractual rights to serve as custodian or sub-custodian to Health Savings Accounts, is dependent upon changes in future interest rate assumptions and has no significant impact on the ongoing operations of the Company. Additionally, the non-cash, mark-to-market adjustments on financial instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate;
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses on divestitures facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in our industry;
  Legal settlement represents the consideration paid to the sellers of eNett and Optal in excess of the businesses' fair values, which is nonrecurring and does not reflect future operating expenses resulting from this acquisition;
  The loss on sale of subsidiary relates to the divestiture of the Company's former Brazilian subsidiary as of the date of sale, September 30, 2020, and the associated write-off of its assets and liabilities. As previously discussed, gains and losses from divestitures are considered by the Company to be unpredictable and dependent on factors that may be outside of our control. The exclusion of these gains and losses are consistent with the Company's practice of excluding other non-recurring items associated with strategic transactions;
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time;
  Certain other costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. This also includes costs related to certain identified initiatives, including technology initiatives, to further streamline the business, improve the Company’s efficiency, create synergies and globalize the Company’s operations and remediate material weaknesses such as the one identified during the 2018 fiscal year, all with an objective to improve scale and efficiency and increase profitability going forward. For the year ended December 31, 2020, other costs include certain costs incurred in association with the COVID-19 pandemic, including the cost of providing additional health, welfare and technological support to our employees as they work remotely;
  Impairment charges represent non-cash asset write-offs, which do not reflect recurring costs that would be relevant to the Company’s continuing operations. The Company believes that excluding these nonrecurring expenses facilitates the comparison of our financial results to the Company’s historical operating results and to other companies in its industry;
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method, which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry;
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business;
  The tax related items are the difference between the Company’s GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s GAAP tax provision.
  The Company does not allocate certain corporate expenses to our operating segments, as these items are centrally controlled and are not directly attributable to any reportable segment.

For the same reasons, WEX believes that adjusted net income, adjusted operating income and total segment adjusted operating income may also be useful to investors when evaluating the Company's performance. However, because adjusted net income, adjusted operating income and total segment adjusted operating income are non-GAAP measures, they should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income, adjusted operating income and total segment adjusted operating income as used by WEX may not be comparable to similarly titled measures employed by other companies.

Exhibit 2 below shows the impact of certain macro factors on reported revenue and adjusted net income:

Exhibit 2
Segment Revenue Results (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended December 31,
	2021	2020	2021	2020	2021	2020	2021	2020
Reported revenue	$306,829	$235,379	$81,512	$74,690	$109,197	$88,921	$497,538	$398,990
FX impact (favorable) / unfavorable	$798	$—	$191	$—	$—	$—	$989	$—
PPG impact (favorable) / unfavorable	$(48,374)	$—	$—	$—	$—	$—	$(48,374)	$—
	Year ended December 31,
	2021	2020	2021	2020	2021	2020	2021	2020
Reported revenue	$1,111,415	$918,310	$324,918	$277,840	$414,209	$363,719	$1,850,542	$1,559,869
FX impact (favorable) / unfavorable	$(7,608)	$—	$(910)	$—	$—	$—	$(8,518)	$—
PPG impact (favorable) / unfavorable	$(115,574)	$—	$—	$—	$—	$—	$(115,574)	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, exclusive of revenue derived from 2020 acquisitions for one year following the acquisition dates.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue subject to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, exclusive of revenue derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

Segment Estimated Earnings Impact (in thousands) (unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended December 31,
	2021	2020	2021	2020	2021	2020
FX impact (favorable) / unfavorable	$193	$—	$(990)	$—	$—	$—
PPG impact (favorable) / unfavorable	$(31,143)	$—	$—	$—	$—	$—
	Year ended December 31,
	2021	2020	2021	2020	2021	2020
FX impact (favorable) / unfavorable	$(3,868)	$—	$(1,694)	$—	$—	$—
PPG impact (favorable) / unfavorable	$(73,651)	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, amounts were translated using the weighted average exchange rates for the same period in the prior year, net of tax, exclusive of revenue and expenses derived from 2020 acquisitions for one year following the acquisition dates.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes, exclusive of revenue and expenses derived from 2020 acquisitions for one year following the acquisition dates. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3 Selected Non-Financial Metrics
	Q4 2021	Q3 2021	Q2 2021	Q1 2021	Q4 2020
Fleet Solutions:
Payment processing transactions (000s) (1)	132,894	134,029	130,104	118,389	118,287
Payment processing gallons of fuel (000s) (2)	3,569,979	3,576,781	3,483,695	3,233,943	3,265,927
Average US fuel price (US$ / gallon)	$3.42	$3.23	$3.04	$2.72	$2.26
Payment processing $ of fuel (000s) (3)	$12,600,745	$11,907,220	$10,995,418	$9,176,960	$7,767,530
Net payment processing rate (4)	1.16%	1.09%	1.15%	1.20%	1.27%
Payment processing revenue (000s)	$146,333	$130,006	$126,450	$110,577	$98,954
Net late fee rate (5)	0.48%	0.45%	0.41%	0.45%	0.54%
Late fee revenue (000s) (6)	$60,101	$53,104	$45,235	$41,150	$41,901
Travel and Corporate Solutions:
Purchase volume (000s) (7)	$10,916,015	$12,799,555	$8,736,019	$6,107,675	$4,968,321
Net interchange rate (8)	0.63%	0.62%	0.78%	0.94%	1.26%
Payment solutions processing revenue (000s)	$68,747	$79,815	$68,282	$57,248	$62,376
Health and Employee Benefit Solutions:
Purchase volume (000s) (9)	$1,146,436	$1,173,913	$1,311,131	$1,484,226	$1,074,977
Average number of SaaS accounts (000s) (10)	16,222	16,912	16,380	15,513	14,502

Definitions and explanations:
(1) Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.
(2) Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.
(3) Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.
(4) Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(5) Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.
(6) Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.
(7) Purchase volume represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.
(8) Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.
(9) Purchase volume represents the total US dollar value of all transactions where interchange is earned by WEX.
(10) Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4 Segment Revenue Information (in thousands) (unaudited)
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Fleet Solutions	2021	2020	Amount	Percent	2021	2020	Amount	Percent
Payment processing revenue	$146,333	$98,955	$47,378	48%	$513,365	$404,843	$108,522	27%
Account servicing revenue	42,395	38,571	3,824	10%	168,350	153,823	14,527	9%
Finance fee revenue	75,679	53,373	22,306	42%	254,306	197,307	56,999	29%
Other revenue	42,422	44,480	(2,058)	(5)%	175,394	162,337	13,057	8%
Total revenues	$306,829	$235,379	$71,450	30%	$1,111,415	$918,310	$193,105	21%
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Travel and Corporate Solutions	2021	2020	Amount	Percent	2021	2020	Amount	Percent
Payment processing revenue	$68,747	$62,376	$6,371	10%	$274,092	$229,144	$44,948	20%
Account servicing revenue	11,340	10,717	623	6%	44,157	41,927	2,230	5%
Finance fee revenue	180	179	1	1%	873	1,079	(206)	(19)%
Other revenue	1,245	1,418	(173)	(12)%	5,796	5,690	106	2%
Total revenues	$81,512	$74,690	$6,822	9%	$324,918	$277,840	$47,078	17%
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
Health and Employee Benefit Solutions	2021	2020	Amount	Percent	2021	2020	Amount	Percent
Payment processing revenue	$15,969	$14,985	$984	7%	$71,533	$64,904	$6,629	10%
Account servicing revenue	83,779	64,432	19,347	30%	314,351	253,706	60,645	24%
Finance fee revenue	43	26	17	65%	144	137	7	5%
Other revenue	9,406	9,478	(72)	(1)%	28,181	44,972	(16,791)	(37)%
Total revenues	$109,197	$88,921	$20,276	23%	$414,209	$363,719	$50,490	14%

As noted in the third quarter 2021 earnings release, one significant corporate payments customer renewed their contract, which changed the revenue presentation from gross to net effective October 1, 2021. This change negatively impacted revenue growth in the Travel and Corporate Solutions segment by 30%.

Exhibit 5 Segment Adjusted Operating Income and Adjusted Operating Income Margin Information (in thousands) (unaudited)
	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Three Months Ended December 31,		Three Months Ended December 31,
	2021	2020	2021	2020
Fleet Solutions	$156,107	$99,438	50.9%	42.2%
Travel and Corporate Solutions	$31,631	$15,036	38.8%	20.1%
Health and Employee Benefit Solutions	$20,921	$18,244	19.2%	20.5%
Total segment adjusted operating income	$208,659	$132,718	41.9%	33.3%

	Segment Adjusted Operating Income		Segment Adjusted Operating Income Margin(1)
	Year Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Fleet Solutions	$557,083	$383,502	50.1%	41.8%
Travel and Corporate Solutions	$86,860	$62,096	26.7%	22.3%
Health and Employee Benefit Solutions	$104,408	$96,769	25.2%	26.6%
Total segment adjusted operating income	$748,351	$542,367	40.4%	34.8%

(1) Segment adjusted operating income margin is derived by dividing segment adjusted operating income by the revenue of the corresponding segment (or the entire Company in the case of total segment adjusted operating income). See Exhibit 1 for a reconciliation of GAAP operating income to total segment adjusted operating income.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Adjusted operating income	$184,801	$115,093	$670,133	$479,429
Adjusted operating income margin (1)	37.1%	28.8%	36.2%	30.7%

(1) Adjusted operating income margin is derived by dividing adjusted operating income by total revenue. See Exhibit 1 for a reconciliation of GAAP operating income to adjusted operating income.

Contacts

News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com